Free Writing Prospectus to Preliminary Pricing Supplement No. 4,872

Registration Statement Nos. 333-275587; 333-275587-01

Dated November 13, 2024; Filed pursuant to Rule 433

Morgan Stanley

13-Month GDX PLUS

This document provides a summary of the terms of the PLUS. Investors must carefully review the accompanying preliminary pricing supplement referenced below, product supplement and prospectus, and the “Risk Considerations” on the following page, prior to making an investment decision.

Summary Terms
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Maturity date:	January 5, 2026
Underlying shares:	Shares of the VanEck® Gold Miners ETF (the “Fund”)
Payment at maturity per PLUS[1]:

If the final share price is greater than the initial share price:

$1,000 + leveraged upside payment

In no event will the payment at maturity exceed the maximum payment at maturity.

If the final share price is less than or equal to the initial share price:

$1,000 × share performance factor

Under these circumstances, the payment at maturity will be less than or equal to the stated principal amount of $1,000.

Leveraged upside payment:	$1,000 × leverage factor × share percent increase
Share percent increase:	(final share price – initial share price) / initial share price
Initial share price:	The closing price of one underlying share on the pricing date
Final share price:	The closing price of one underlying share on the valuation date multiplied by the adjustment factor on such date
Valuation date:	December 30, 2025, subject to postponement for non-trading days and certain market disruption events
Leverage factor:	300%
Share performance factor:	Final share price divided by the initial share price
Maximum payment at maturity:	$1,366 per PLUS (136.60% of the stated principal amount)
Stated principal amount:	$1,000 per PLUS
Issue price:	$1,000 per PLUS
Pricing date:	November 29, 2024
Original issue date:	December 4, 2024 (3 business days after the pricing date)
CUSIP/ISIN:	61776WE82 / US61776WE825
Preliminary pricing supplement:	https://www.sec.gov/Archives/edgar/data/1666268/000183988224038846/ms4872_424b2-23143.htm
[1]All payments are subject to our credit risk

Hypothetical Payout at Maturity1

The Underlying Shares
The PLUS
Payment at Maturity on the PLUS
$1,800
$1,700
$1,600
$1,500
$1,400
$1,300
$1,200
$1,100
$1,000
$900
$800
$700
$600
$500
$400
$300
$200
$100
$0
$1,000 Stated Principal Amount
PLUS Zone
$1,366 Hypothetical Maximum Payment at Maturity
-100%
-80%
-60%
-40%
-20%
0%
12.20%
20%
40%
60%
80%
100%
Percentage Change in the Closing Values of the Underlying Shares

Change in Underlying Index	Return on PLUS
+50.00%	36.60%
+40.00%	36.60%
+30.00%	36.60%
+20.00%	36.60%
+12.20%	36.60%
+10.00%	30.00%
+4.00%	12.00%
+2.00%	6.00%
0.00%	0.00%
-10.00%	-10.00%
-20.00%	-20.00%
-30.00%	-30.00%
-40.00%	-40.00%
-50.00%	-50.00%
-60.00%	-60.00%
-80.00%	-80.00%
-100.00%	-100.00%

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Underlying Shares

For more information about the underlying shares, including historical performance information, see the accompanying preliminary pricing supplement.

Risk Considerations

The risks set forth below are discussed in more detail in the “Risk Factors” section in the accompanying preliminary pricing supplement. Please review those risk factors carefully prior to making an investment decision.

Risks Relating to an Investment in the PLUS

●The PLUS do not pay interest or guarantee return of any principal.

●The appreciation potential of the PLUS is limited by the maximum payment at maturity.

●The market price of the PLUS will be influenced by many unpredictable factors.

●The PLUS are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the PLUS.

●As a finance subsidiary, MSFL has no independent operations and will have no independent assets.

●Investing in the PLUS is not equivalent to investing in the underlying shares or the stocks composing the share underlying index.

●The amount payable on the PLUS is not linked to the price of the underlying shares at any time other than the valuation date.

●The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the PLUS in the original issue price reduce the economic terms of the PLUS, cause the estimated value of the PLUS to be less than the original issue price and will adversely affect secondary market prices.

●The estimated value of the PLUS is $964.90 per PLUS, or within $35.00 of that estimate, and is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.

●The PLUS will not be listed on any securities exchange and secondary trading may be limited.

●The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the PLUS.

●Hedging and trading activity by our affiliates could potentially adversely affect the value of the PLUS.

●The U.S. federal income tax consequences of an investment in the PLUS are uncertain.

Risks Relating to the Underlying Shares

●Investing in the PLUS exposes investors to risks associated with investments in securities with a concentration in the gold and silver mining industry.

●There are risks associated with investments in securities linked to the value of foreign equity securities.

●The price of the underlying shares is subject to currency exchange risk.

●Governmental regulatory actions, such as sanctions, could adversely affect your investment in the PLUS.

●Adjustments to the underlying shares or to the NYSE Arca Gold Miners Index could adversely affect the value of the PLUS.

●The antidilution adjustments the calculation agent is required to make do not cover every event that could affect the underlying shares.

●The performance and market price of the Fund, particularly during periods of market volatility, may not correlate with the performance of the share underlying index, the performance of the component securities of the share underlying index or the net asset value per share of the Fund.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary pricing supplement under the caption “Additional Information About the PLUS–Tax considerations” concerning the U.S. federal income tax consequences of an investment in the PLUS, and you should consult your tax adviser.